Exhibit 10.10

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of the 17th day of December, 2008, by and between Chauncey J. Hunker (“Executive”) and Sun Healthcare Group, Inc., a Delaware corporation (“Sun” or “Company”).

WHEREAS, Executive serves as the Chief Compliance and Risk Officer of Sun;

WHEREAS, Sun and Executive are parties to that certain Employment Agreement dated as of October 12, 2006, as amended on October 31, 2007 and March 31, 2008 (the “Existing Agreement”); and

WHEREAS, Sun and Executive wish to amend and restate the Existing Agreement upon the terms set forth in this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective as of the date hereof.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, Executive and Sun agree as follows:

Section 1:   Employment; Term of Employment.

a.	Employment. Sun agrees to employ Executive and Executive agrees to accept employment with Sun, subject to the terms and conditions of this Agreement.

b.
Term of Employment.  The period of Executive’s employment under this Agreement commenced as of September 1, 2006 and shall continue until terminated in accordance with Section 5 below. As used in this Agreement, the phrase “Employment Term” refers to Executive’s period of employment from October 12, 2006 (the date of the Existing Agreement) until the date his employment is terminated.

Section 2:   Duties and Responsibilities.  Executive shall devote his full employment time, efforts, skills and attention exclusively to his duties as Chief Compliance and Risk Officer; provided, however, that to the extent the following activities do not materially interfere or conflict with his duties and responsibilities hereunder, Executive may (i) serve as a member of the boards of directors of other companies with the prior written consent of the Chief Executive Officer of Sun; and (ii) engage in charitable, civic and religious affairs.

Section 3:  Compensation, Benefits and Related Matters.

a.
Annual Base Salary.  During the Employment Term, Sun shall pay to Executive a base salary at an annual rate of $300,000 (“Base Salary”), such salary to be payable in accordance with Sun’s customary payroll practices as in effect from time to time (but not less frequently than monthly). The annual Base Salary will

1

be reviewed at least annually for possible merit increases and any increase in Executive’s annual base salary rate shall thereafter constitute “Base Salary” for purposes of this Agreement.

b.
Cash Bonus/Incentive Compensation.  In addition to the Base Salary provided for in Section 3(a) above, Executive shall be entitled to receive an annual incentive bonus (“Bonus”) in accordance with the Sun Healthcare Group, Inc. Executive Bonus Plan, as it may be amended from time to time by the Compensation Committee of the Board of Directors; provided, however, that no amendment shall be effective if it reduces the percentage of Base Salary that would constitute the minimum or maximum potential amount of the Bonus as compared to the prior year, unless such amendment has been agreed to in writing by Executive.  The Bonus shall be payable at the same time as other annual bonuses are paid to senior management personnel with respect to that fiscal year.  Subject to the provisions of Section 6, in order to have earned and to be paid any such Bonus, Executive must be employed by Sun on the date of such payment. It is intended that the Bonus described in this Section 3(b) qualify as “performance based compensation” under Section 162(m) of the Code to the extent necessary to preserve Sun’s ability to deduct such Bonus.

c.
Equity Incentive.  During the Employment Term, Executive shall be eligible to be granted equity incentive awards during his employment on the same basis as other senior executive officers of Sun. Such equity incentive awards may include stock options and restricted units. Executive’s eligibility, rights and entitlement to such equity incentive awards shall be governed by the applicable equity incentive plan, award agreement, award and/or grant.

d.
Retirement and Benefit Plans.  During the Employment Term, Executive shall be eligible to participate in or receive benefits under any pension plan, 401(k) savings plan, nonqualified deferred compensation plan, supplemental executive retirement plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, or any other employee benefit or fringe benefit plan, generally made available by Sun to senior executives in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement. Such plans, programs and arrangements are subject to change during employment at the sole discretion of the Company.

e.
Sick, Holiday and Vacation Pay. Executive is entitled to holiday and sick pay consistent with Sun’s Employee Handbook or other policy applicable to senior executives. Sick and Holiday Pay is subject to change during employment at the sole discretion of the Company. Executive shall be entitled to up to 160 hours of vacation per year, which shall accrue at the rate of 6.152 hours per pay period (26 pay periods). However, in accordance with Sun’s Employee Handbook or other policy applicable to senior executives, vacation hours shall be subject to an accrual cap of two times Executive’s annual allotment of vacation hours and shall be subject to change during employment at the sole discretion of the Company.

f.
Indemnification, Liability/Insurance.  Executive shall be entitled to indemnification by Sun to the extent required by applicable law and the charter and bylaws of Sun. In addition, Sun shall maintain during Executive’s employment customary directors and officers’ liability insurance and Executive shall be covered by such insurance.

g.
Taxes.  All compensation payable to Executive shall be subject to withholding for all applicable federal, state and local income taxes, occupational taxes, Social Security and similar mandatory withholdings.

h.
Expenses.  Executive shall be entitled to reimbursement for expenses incurred by him in connection with the discharge of his duties hereunder, including reasonable costs of traveling from Executive’s residence in Madison, Wisconsin to Albuquerque, New Mexico or such other place of business as may be designated by the Chief Executive Officer, and reasonable housing expense at such times as Executive is temporarily located in Albuquerque, New Mexico or such other place of business. All such expense reimbursement shall be subject to and shall be submitted, documented and paid in accordance with the expense reimbursement policies of Sun, as such policies may change from time to time.  Executive agrees that he will provide such documentation to the Company promptly after expenses are incurred.

Section 4:  Cooperation.  Following the expiration or a termination of this Agreement for any reason, Executive shall provide such cooperation as is reasonably required by the Company, including, without limitation, consulting with the Company with respect to litigation and/or matters that relate to facts and circumstances that occurred during the Employment Term, and executing such documents and instruments relating to such employment as are reasonably requested by Sun.

Section 5:   Termination of Employment.  Sun, at any time in its sole discretion, may terminate Executive as Chief Compliance and Risk Officer and from all other positions with Sun and its direct and indirect subsidiaries. Upon termination, Executive (or his beneficiary or estate as the case may be) shall be entitled to receive the compensation and benefits described in Section 6 below.

a.
Termination by Sun for “Good Cause.”  Sun may, at any time, by written notice to Executive at least five (5) business days prior to the date of termination specified in such notice and specifying the acts or omissions believed to constitute Good Cause (as defined below), terminate Executive as an officer and employee and from all other positions with Sun for Good Cause. Sun may relieve Executive of his duties and responsibilities pending a final determination of whether Good Cause exists, and such action shall not constitute Good Reason (as defined in Section 5(c) below) for purposes of this Agreement. Payment to Executive upon a termination for Good Cause is set forth in Section 6(a). “Good Cause” for termination shall mean any one of the following:

1.
Any criminal conviction (including conviction on a nolo contendere plea) under the laws of the United States or any state or other political subdivision thereof which, in the sole discretion of the Chief Executive Officer of Sun, renders Executive unsuitable as an officer or employee of Sun.

2.
Executive’s continued failure to substantially perform the duties reasonably requested by the Chief Executive Officer of Sun and commensurate with his position as Chief Compliance and Risk Officer of Sun (other than any such failure resulting from his incapacity due to his physical or mental condition) after a written demand for substantial performance is delivered to him by the Chief Executive Officer of Sun, which demand specifically identifies the manner in which the Chief Executive Officer of Sun believes that Executive has not substantially performed his duties, and which performance, in the sole discretion of the Chief Executive Officer is determined to not be substantially corrected by Executive within ten (10) calendar days of receipt of such demand;

3.
Any material workplace misconduct or willful failure to comply with Sun’s general policies and procedures as they may exist from time to time by Executive which, in the sole discretion of the Chief Executive Officer of Sun, renders Executive unsuitable as an officer or employee; and

4.	Breach of any of the covenants set forth in Section 8 of this Agreement.

Regardless of whether Executive’s employment initially was considered to be terminated for any reason other than Good Cause, Executive’s employment will be considered to have been terminated for Good Cause for purposes of this Agreement if the Chief Executive Officer of Sun subsequently determines that Executive engaged in an act constituting Good Cause.

b.
Termination by Sun without Good Cause.  Sun may at any time in its sole discretion, by written notice to Executive at least five (5) business days prior to date of termination specified in such notice, terminate Executive as an officer and employee and from all other positions with Sun. If such termination is made by Sun other than by reason of Executive’s death or Disability (as defined in Section 5(e)) and Good Cause does not exist, such termination shall be treated as a termination without Good Cause and Executive shall be entitled to payment in accordance with Section 6(b).

c.
Termination by Executive for Good Reason.  Executive may, at any time at his option within sixty (60) calendar days following an event or condition that constitutes Good Reason (as defined below), resign for Good Reason, as an officer and employee and from all other positions with Sun by written notice to Sun at least thirty (30) calendar days prior to the date of termination specified in such notice; provided, however, that Sun has not substantially corrected the event or condition that would constitute Good Reason prior to the date of termination. Payment to Executive upon a termination for Good Reason is set forth in Section 6(b).

Good Reason” shall mean the occurrence of any one of the following events or conditions without Executive’s written consent:

1.	A meaningful and detrimental reduction, in Executive’s authority, duties or responsibilities or a meaningful and detrimental change in his reporting responsibilities; or

2.
A material failure of Sun to comply with the compensation provisions as set forth in Sections 3(a) - 3(c) (other than a reduction of compensation uniformly applicable to other members of Senior Management or as a result of disciplinary action against Executive) or a material failure of Sun to comply with the benefits provisions set forth in Sections 3(d) - 3(g) (collectively, the “Benefits”) (other than a reduction of Benefits uniformly applicable to other senior executives); or

3.	A material breach by Sun of Section 3(h);

provided that Sun is provided with notice and opportunity to cure such breach and Executive terminates his employment with Sun, in each case within the time periods prescribed under this Section 5(c).

Notwithstanding any provision of this Section 5(c) to the contrary, the occurrence of a “Change in Control” (as defined in Section 6 below) shall not, by itself, constitute Good Reason hereunder.

d.
Voluntary Resignation Without Good Reason.  Executive may, at any time at his option with thirty (30) calendar days written notice to Sun, voluntarily resign without Good Reason as an officer and employee and from all positions with Sun. Payment to Executive upon his voluntary resignation without Good Reason is set forth in Section 6(a). Resignation from employment shall automatically constitute resignation from all positions of any subsidiary or affiliated corporation.

e.
Death or Disability.  Executive’s employment under this Agreement shall terminate automatically as of the date of Executive’s death. Sun, at any time by written notice to Executive at least five (5) business days prior to the date of termination specified in such notice, terminate Executive as an officer and employee and from all other positions with Sun by reason of his Disability. “Disability” shall mean any physical or mental condition or illness that prevents Executive from performing the essential duties of his position (where such failure cannot be remedied with reasonable accommodation) for a period of 120 substantially consecutive calendar days, as determined by a physician selected by Sun and reasonably acceptable to Executive or, if Executive is incapacitated, reasonably acceptable to the Director of Medicine or equivalent senior physician at a hospital of Executive’s choice. In addition, Executive’s receipt of disability benefits under Sun’s long-term disability benefits plan or receipt of Social

Security disability benefits shall be deemed conclusive evidence of Disability for purpose of this Agreement. Payment to Executive upon his termination by reason of his death or Disability is set forth in Section 6(d).

Section 6:  Payments Upon Termination.

a.
Payment Upon Termination for Good Cause, or Resignation without Good Reason.  In the event of termination of his employment pursuant to Sections 5(a) or 5(d), Executive, or his estate where applicable, shall be paid any earned but unpaid Base Salary through the date of termination and any accrued but unused vacation through the date of termination in accordance with Company policy, which shall be paid to Executive in a lump sum in cash upon or promptly following (and in all events within 30 days after) the date of termination of employment (collectively, the “Accrued Obligations”).

Executive also shall receive his vested benefits in accordance with the terms of Sun’s compensation and benefit plans, and his participation in such plans and all other perquisites shall cease as of the date of termination, except to the extent Executive may elect to continue coverage as under any welfare benefit plans as required by Part 6, Title I of the Employee Retirement Income Security Act of 1974, as amended. Upon a termination under Section 5(a) or 5(d), Executive shall not be entitled to any compensation or benefits under this Agreement except as set forth in this Section 6(a).

b.
Payment Upon Termination by Sun without Good Cause or by Executive for Good Reason.  In the event of termination of employment pursuant to Sections 5(b) or 5(c), Executive shall be entitled to a lump sum severance payment in an amount equal to one (1) year Base Salary or, in the event such termination occurs on or within two (2) years following the change of a “Change in Control,” two (2) years Base Salary, with such amount to be paid to Executive in the month immediately following the month in which Executive’s termination of employment occurs. Executive also shall be entitled to (i) any earned Bonus pursuant to Section 3(b) for the fiscal year prior to the fiscal year of termination in the event Executive was employed the entire prior fiscal year but is not employed by Sun on the date said Bonus is paid, payable to Executive in a lump sum in cash at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-five (75) days after the conclusion of the fiscal year to which such Bonus relates; (ii) a pro rata portion of the Bonus for the fiscal year of termination (determined by multiplying the amount Executive would have received based upon actual performance had his employment continued through the end of the fiscal year by a fraction, the numerator of which is the number of days during the performance year of termination that Executive is employed by the Company and the denominator of which is 365 or 366, as applicable), payable to Executive at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-five (75) days after the conclusion of the fiscal year to which such Bonus relates; and (iii) any Accrued Obligations payable to

Executive as set forth in Section 6(a). Notwithstanding the foregoing, Executive’s right to receive the severance payment hereunder shall be conditioned upon his execution of a release in favor of Sun, which shall not be inconsistent with the terms of this Agreement and such documents and instruments as are reasonably requested by Sun, each of which Executive shall deliver to the Company within twenty-one (21) days following the date of his termination of employment. Executive’s participation in any other retirement and benefit plans and perquisites shall cease as of the date of termination, except Executive and his eligible dependents (as determined under Sun’s health plan) shall be entitled to continuing coverage under Sun’s health plans on the same basis as active employees until the earlier of (x) the first anniversary of the date of termination or (y) the date on which Executive or his eligible dependents become eligible to participate in a plan of a successor employer.

c.	“Change in Control.” For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if any of the following events occurs:

1.
Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Sun (an “Acquiring Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of Sun;

2.
A merger or consolidation of Sun with any other corporation, other than a merger or consolidation which would result in the voting securities of Sun outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of Sun or surviving entity outstanding immediately after such merger or consolidation;

3.	A sale or other disposition by Sun of all or substantially all of Sun’s assets;

4.
During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by Sun’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, no longer constitute a majority of the Board of Directors;

provided, however, in no event shall any acquisition of securities, a change in the composition of the Board of Directors or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to Sun (“Chapter 11 Plan”), or a liquidation under the Bankruptcy Code constitute a Change in Control. In addition, notwithstanding Sections 6(c)(1), 6(c)(2), 6(c)(3) and 6(c)(4), a Change in Control shall not be deemed to have occurred in the event of a sale or conveyance in which Sun continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by Sun, or any transaction undertaken for the purpose of reincorporating Sun under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of Sun’s capital stock. Executive’s continued employment without objection following a Change in Control shall not, by itself, constitute consent to or a waiver of rights with respect to any circumstances constituting Good Reason hereunder.

d.
Payment Upon Termination for Death or Disability.  In the event of termination of his employment pursuant to Section 5(e), Executive, or his estate where applicable, shall be paid any Accrued Obligations payable as set forth in Section 6(a).

Executive, or his estate where applicable, also shall receive his vested benefits (including those that vest by reason of death or disability) in accordance with the terms of Sun’s compensation and benefit plans, and his participation in such plans and all other perquisites shall cease as of the date of termination, except to the extent Executive may elect to continue coverage as under any welfare benefit plans as required by Part 6, Title I of the Employee Retirement Income Security Act of 1974, as amended. Upon a termination under Section 5(e), Executive shall not be entitled to any compensation or benefits under this Agreement except as set forth in this Section 6(d).

In the event Employee is unable to work due to death or disability on the date of payment of Bonus as required by Section 3(b) above, Executive or his estate shall be paid any unpaid Bonus for the prior fiscal year which shall be prorated based on the number of days of employment (including holidays, vacation and sick days and weekends during the period of employment) during the prior fiscal year divided by 365 or 366, as applicable, which shall be paid in a lump sum in cash at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-five (75) days after the conclusion of the fiscal year to which such Bonus relates. Executive also shall receive a pro rata portion (based on the number of days of employment (including holidays, vacation and sick days and weekends during the period of employment) in the fiscal year of termination divided by 365 or 366, as applicable) of the Bonus, if any, for the fiscal year in which the termination pursuant to Section 5(e) occurs, which shall be paid in a lump sum in cash at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within 75 days after the conclusion of the fiscal year to which such Bonus relates.

Section 7:   Additional Payments.

a.
Gross-Up Payments.  Notwithstanding anything herein to the contrary, if it is determined that any payment or distribution by Sun to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an “Excise Tax”), then Executive shall be entitled to an additional payment (a “Gross-Up Payment”) in an amount that will place Executive in the same after-tax economic position that he would have enjoyed if the Excise Tax had not applied to the payment.

b.
Determination of Gross-Up Payment.  Subject to the provisions of Section 7(c), all determinations required under this Section 7, including whether a Gross-Up Payment is required, the amount of the payments constituting parachute payments, and the amount of the Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Sun’s independent auditors or such other certified public accounting firm reasonably acceptable to Executive as may be designated by Sun (the “Accounting Firm”), which shall provide detailed supporting calculations both to Sun and Executive within fifteen business days of Executive’s date of termination or any other date reasonably requested by Sun or Executive on which a determination under this Section 7 is necessary or advisable. Within five days of the receipt by Executive and Sun of the Accounting Firm’s determination of the initial Gross-Up Payment, Sun shall pay the amount of such Gross-Up Payment to the applicable taxing authorities for the benefit of Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive, Sun shall cause the Accounting Firm to provide Executive and Sun with an opinion that Sun has substantial authority under the Internal Revenue Code and regulations thereunder not to report an Excise Tax on Executive’s federal income tax return. Any determination by the Accounting Firm shall be binding upon Executive and Sun. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Sun should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Sun exhausts its remedies pursuant to Section 7(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Sun to the applicable taxing authorities for the benefit of Executive (or directly to Executive in the event Executive previously paid the related tax amounts).

c.
Procedures.  Executive shall notify Sun in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Sun of a Gross-Up Payment. Such notice shall be given as soon as practicable but not later than ten business days after Executive knows of such claim and Executive shall apprise Sun of the nature of the claim and the date on which the claim is requested to be paid. Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which Executive notifies Sun, or such shorter period ending on the date the taxes with respect to such claim are due (the “Notice Period”). If Sun notifies Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, Executive shall: (i) give Sun any information reasonably requested by Sun relating to the claim; (ii) take such action in connection with the claim as Sun may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Sun and reasonably acceptable to Executive; (iii) cooperate with Sun in good faith in contesting the claim; and (iv) permit Sun to participate in any proceedings relating to the claim. Executive shall permit Sun to control all proceedings related to the claim and, at its sole option, permit Sun to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by Sun, Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as Sun shall determine; provided, however, that if Sun directs Executive to pay such claim and pursue a refund, Sun shall pay such claim to the applicable taxing authorities on Executive’s behalf (the “Claim Payment”). Sun’s control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority. If Sun does not notify Executive in writing prior to the end of the Notice Period of its desire to contest the claim, Sun shall pay to the applicable taxing authorities on Executive’s behalf an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim. Any Gross-Up Payment shall be made without additional tax consequences to Executive.

d.
Repayments.  If, after a Claim Payment is made by Sun, Executive becomes entitled to a refund with respect to the claim to which such Claim Payment relates, Executive shall pay Sun the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after a Claim Payment is made by Sun, a determination is made that Executive shall not be entitled to any refund with respect to the claim and Sun does not promptly notify Executive of its intent to contest the denial of refund, then the amount of the Claim Payment shall offset the amount of the additional Gross-Up Payment then owing to Executive.

e.	Further Assurances. Sun shall indemnify Executive and hold him harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by Executive with respect to the exercise by Sun of any of its rights under Section 7, including, without limitation, any Losses related to Sun’s decision to contest a claim or any imputed income to him resulting from any Claim Payment or action taken on Executive’s behalf by Sun hereunder. Sun shall pay all legal fees and expenses incurred under Section 7 and shall promptly reimburse Executive for the reasonable expenses incurred by him in connection with any actions taken by Sun or required to be taken by Executive hereunder. Sun shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 7(b).

f.
Section 409A.  Notwithstanding anything to the contrary in this Section 7, any payment under this Section 7 shall be paid to Executive promptly but in no event later than the last day of the end of Executive’s taxable year following the taxable year in which Executive (or Sun) pays or remits the related taxes.

Section 8:   Protection of Sun’s Interests.

a.
Ownership of Property.  Executive acknowledges and agrees that any and all property developed, discovered or created by him during the pendency of his employment by the Company, including, without limitation, any and all copyrights, trademarks, trade secrets or other intellectual property is and shall remain the sole and exclusive property of the Company and Executive hereby sells, assigns and otherwise transfers all of his right, title and interest in and to such property, if any, to the Company.

b.
Confidentiality.  Executive agrees that he will not at any time, during or after the term of this Agreement, except in performance of his obligations to Sun hereunder or with the prior written consent of the Chief Executive Officer of Sun, directly or indirectly disclose to any person or organization any secret or “Confidential Information” that Executive may learn or has learned by reason of his association with Sun. The term “Confidential Information” means any information not previously disclosed to the public or to the trade by Sun’s management with respect to Sun’s products, services, business practices, facilities and methods, salary and benefit information, legal matters and claims (asserted and unasserted), trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, pricing information, customer lists, financial information (including revenues, costs or profits associated with any of Sun’s products or lines of business), business plans, prospects or opportunities, compliance and clinical processes, policies and procedures.

c.
Exclusive Property.  Executive confirms that all Confidential Information is and shall remain the exclusive property of Sun. All business records, papers and documents kept or made by Executive relating to the business of Sun shall be and remain the property of Sun. Upon the termination of Executive’s employment for any reason or upon the request of Sun at any time, Executive shall promptly deliver to Sun, and shall not without the consent of the Board of Directors of Sun, retain copies of, Confidential Information, or any written materials not previously made available to the public, or records and documents made by Executive or coming into Executive’s possession concerning the business or affairs of Sun.

d.
Nonsolicitation.  Executive shall not, during his employment under this Agreement, and for two (2) years following the termination of this Agreement, for whatever reason or cause, in any manner induce, attempt to induce, or assist others to induce, or attempt to induce, any employee, agent, representative or other person associated with Sun or any customer, patient or client of Sun to terminate his or her association or contract with Sun, nor in any manner, directly or indirectly, interfere with the relationship between Sun and any of such persons or entities.

e.
Non-Disparagement.  Executive shall not during his employment under this Agreement and for two years following termination of the Agreement, for whatever reason, make any statements that are intended to or that would reasonably be expected to harm Sun or any of its subsidiaries or affiliates, their respective predecessors, successors, assigns and employees and their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives. Sun and its officers and directors will not make any statements that are intended to or that would reasonably be expected to harm Executive or his reputation or that reflect negatively on Executive’s performance, skills or ability.

f.
Relief.  Without intending to limit the remedies available to Sun, Executive acknowledges that a breach of any of the covenants in Section 8 may result in material irreparable injury to Sun for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Sun shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by Section 8 or such other relief as may be required to specifically enforce any of the covenants in Section 8.

Section 9:   Miscellaneous Provisions.

a.
Amendments, Waivers, Etc.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

b.
Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

c.
Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, including the Severance Agreement between Executive and Sun dated March 22, 2002 (which is hereby terminated), negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

d.
Resolution of Disputes.  Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Orange County, California in accordance with the National Rules for the Resolution of Employment Disputes and procedures of the American Arbitration Association. Executive and Sun shall mutually select the arbitrator. If Executive and Sun cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. The fees of the arbitrator and any administrative fees of AAA shall be paid by Sun. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing herein shall limit the ability of Sun to obtain the injunctive relief described in Section 8(d) pending final resolution of matters that are sent to arbitration.

e.
Attorneys’ Fees.  In the event Executive prevails on the merits on any claim, action or proceeding: (i) contesting or otherwise relating to the existence of Good Cause in the event of Executive’s termination of employment during the Term for Good Cause; (ii) enforcing any right, benefit or obligation under this Agreement, or otherwise enforcing the terms of this Agreement or any provision thereof; or (iii) asserting or otherwise relating to the existence of Good Reason in the event of Executive’s termination of employment during the Term for Good Reason, Sun shall pay or reimburse Executive on an after-tax basis for reasonable costs and expenses (including, without limitation, court costs, costs of arbitration and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by Executive as a result of such claim, action or proceeding.

f.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

g.
Notice.  For the purpose of this Agreement, notice, demands and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand delivery or overnight courier or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows or to other addresses as each party may have furnished to the other:

To Sun:

Attention: Chief Executive Officer
18831 Von Karman Avenue; Suite 400.
Irvine, California 92612

To Executive:

Chauncey J. Hunker
3030 Waunona Way
Madison, Wisconsin 53713

h.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

i.
No Claim Against Assets.  Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of Sun or as imposing any trustee relationship upon Sun in respect of Executive. Sun shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of Sun and its affiliates.

j.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

k.	Section 409A.

1.
If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder) and any payment or benefit provided in Section 6 hereof constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, Executive shall not be entitled to any such payment or benefit until the earlier of: (i) the date which is six (6) months after his separation from service for any reason other than death, or (ii) the date of his death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.  Any amounts otherwise payable to Executive upon or in the six (6) month period following his separation from service that are not so paid by reason of this Section 9(k)(1) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of his death).

2.
To the extent that any reimbursements pursuant to Sections 3(h), 6(b), 7(e) and 9(e) are taxable to Executive, any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to Sections 3(h), 6(b), 7(e) and 9(e) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits and reimbursements that Executive receives in any other taxable year.

3.
It is intended that any amounts payable under this Agreement and Sun’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Chauncey Hunker	___________________
Chauncey J. Hunker	Date

SUN HEALTHCARE GROUP, INC.

By:/s/ Richard K. Matros	___________________
Richard K. MatrosChairman and CEO	Date